EXHIBIT 10.24

SUMMARY OF
COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

As of January 1, 2014, non-employee directors are entitled to receive stock-based and cash compensation for their service on the Board of Directors as follows:

Stock-based Compensation:
Each non-employee director receives an annual grant of shares of our common stock with a fair value of $30,000 upon election at the Annual Meeting of Shareholders.

Cash Compensation:
Each non-employee director is entitled to receive an annual cash retainer of $25,000, paid quarterly.

The Chair of the Audit Committee is entitled to receive an additional cash retainer of $15,000, while each other member of the Audit Committee is entitled to receive $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to receive an additional cash retainer of $10,000, while all other committee members are entitled to receive a payment of $2,000 for each committee position. Committee compensation is paid quarterly.